Exhibit 3.1.3

THE CAYMAN ISLANDS

THE COMPANIES ACT

 (AS AMENDED)

Amended and Restated

Memorandum of Association

of

Meihua International Medical Technologies Co., Ltd.

美华国际医疗科技有限公司

(adopted by special resolutions of the Company dated 21 December 2020)

Assistant Registrar

THE CAYMAN ISLANDS

THE COMPANIES ACT (AS AMENDED)

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

Meihua International Medical Technologies Co., Ltd.

美华国际医疗科技有限公司

(the “Company”)

(adopted by special resolutions of the Company dated 21 December 2020)

1.	Name

The name of the Company is Meihua International Medical Technologies Co., Ltd.美华国际医疗科技有限公司.

2.	Registered Office

The registered office of the Company shall be situated at the Office of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands, or such other place in the Cayman Islands as the Directors may, from time to time decide, being the registered office of the Company.

3.	General Objects and Powers

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by Section 7(4) of The Companies Act (As Amended) or as the same may be amended from time to time, or any other law of the Cayman Islands.

4.	Limitations on the Company’s Business

4.1	For the purposes of the Companies Act (As Amended) the Company has no power to:

(a)	carry on the business of a Bank or Trust Company without being licensed in that behalf under the provisions of the Banks & Trust Companies Act (As Amended); or

(b)	to carry on Insurance Business from within the Cayman Islands or the business of an Insurance Manager, Agent, Sub-agent or Broker without being licensed in that behalf under the provisions of the Insurance Act (2010 Revision); or

(c)	to carry on the business of Company Management without being licensed in that behalf under the provisions of the Companies Management Act (As Amended).

4.2	The Company shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

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5.	Company Limited by Shares

The Company is a company limited by shares. The liability of each member is limited to the amount, if any, unpaid on the shares held by such member.

6.	Authorised Shares

The authorised share capital of the Company is USD50,000.00 divided into (i) 80,000,000 Ordinary Shares of a nominal or par value of USD0.0005 each and (ii) 20,000,000 Preferred Shares of a nominal or par value of USD0.0005 each. Subject to the provisions of the Companies Act (As Amended) and the Articles of Association of the Company, the Company shall have power to redeem or purchase any of its shares and to increase, reduce, sub-divide or consolidate the share capital and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

7.	Continuation

Subject to the provisions of the Companies Act (As Amended) and the Articles of Association of the Company, the Company may exercise the power contained in Section 206 of The Companies Law (As Amended) to deregister in the Cayman Islands and be registered by way of continuation under the laws of any jurisdiction outside the Cayman Islands.

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